Exhibit 10.44

DATED 12th June 2006

SLOUGH TRADING ESTATE LIMITED

- and -

INTERCONNECT EXCHANGE EUROPE LIMITED

AGREEMENT FOR LEASE

- relating to –

Building 2 Buckingham Avenue

Trading Estate Slough

Berkshire

NABARRO NATHANSON

Lacon House

Theobald’s Road

London

WC1X 8RW

Ref: PD/TNP/LM/S2884/

Tel: 020 7524 6000

Fax: 01753 512768

AN AGREEMENT made the 12th day of June the year Two thousand and six BETWEEN

(1)	SLOUGH TRADING ESTATE LIMITED (Company Registration Number 1184323) whose registered office is at 234 Bath Road Slough Berkshire SL1 4EE (“the Landlord”)

(2)	INTERCONNECT EXCHANGE EUROPE LIMITED (Company Registration Number 03672650) whose registered office is at Airport Gate Unit 1 Bath Road West Drayton Middlesex UB7 0NA (“the Tenant”)

WHEREBY IT IS AGREED as follows:-

1.	ACCESS DEFINITIONS AND INTERPRETATION

“Access Certificate”

The certificate issued by the Architect in accordance with clause 3 (the Architect acting in a professional and independent manner and having regard to the interests of the parties pursuant to this Agreement) stating that the Premises have reached such a state of readiness as to enable the Tenant to enter the Premises for the purpose of carrying out the Tenant’s Warehouse Works provided always that the Landlord shall procure that the Access Certificate shall not be issued before sufficient of the Works shall have been completed so as to ensure that

1.1	the Tenant shall have reasonable pedestrian and vehicular access to and egress (including contractor’s access) from the Premises

1.2	the Works to the warehouse part of the Premises shall have been completed in all material respects

1.3	site temporary services relating to electricity and water are available to the warehouse part of the Premises subject only to service connections which require an occupier’s application to a service or statutory undertaker

1.4	the Tenant’s Warehouse Works can be carried out without any material interruption or delay by reason of any of the Works

1.5	the warehouse part of the Premises shall be wind and water tight.

1.6	the Tenant shall have reasonable pedestrian and vehicular access to and egress from the Premises to enable the plant machinery and equipment of the Tenant its contractors and sub-contractors to be delivered and to remain on that part of the Premises shown edged red on the early access site plan in the form of Annexure 1 for the purposes of and in the course of carrying out the Tenant’s Warehouse Works.

1.7	the concrete floor slab to the ground floor of the building on the Premises shall have be completed for a period of 28 days

1.8	the Premises shall comply with health and safety legislation allowing the Tenant’s Warehouse Works to be undertaken legally

Provided that the Tenant shall be entitled to waive any one or more of the foregoing conditions as a condition precedent to the issue of the Access Certificate (but without prejudice to the obligation of the Landlord to procure fulfilment of any conditions so waived) by notice in writing to the Landlord provided always the Access Certificate shall not be issued as a result of conditions being waived in the event that access would impede to a material degree the carrying of the Works and/or result in a breach of health and safety regulations provided further the Landlord shall not be precluded from having access to the warehouse part of the Premises to complete any outstanding works thereto

“Access Date”

means the date of the Access Certificate

“Approvals”

means all approvals consents permissions and licences of any local or other competent authority or person which may from time to time be necessary to enable the Contractor lawfully to commence and to carry out and complete the Works

“Appointments”

means the deeds appointing the Professional Team to be substantially in the form of Annexure 2 with any amendments thereto approved by the Tenant such approval not to be unreasonably withheld or delayed

“the Architect”

means Langley Hall Associates Limited or the person appointed from time to time by the Landlord or the Contractor to act in the capacity of the Architect and approved by the Tenant such approved not to be unreasonably withheld or delayed

“Building Contract”

means a contract in form of JCT Standard Form of Building Contract with Contractors Design 1998 Edition incorporating amendments 1. (1999), 2. (2000), 3. (2001), 4. (2002) and 5. (2003) (with the amendments annexed hereto in the form of Annexure 3) subject to the prior approval of the Tenant such approval not to be unreasonably withheld or delayed

“Building Documents”

means the specification and drawings relating to the Works in the form of Annexure 4

“Certificate”

has the meaning specified in Schedule A

“Certificate Date”

has the meaning specified in paragraph 5.3 of Schedule A

“Critical Date”

means 11th August 2006

“Code of Measuring Practice”

means The Royal Institution of Chartered Surveyors Code of Measuring Practice relevant at the time of measurement of the Premises pursuant to clause 12 hereof Fifth Edition

“Completion Date”

means the fifth working day following the later of:-

1.	Certificate Date

2.	The date the Deeds of Warranty are available for completion

3.	The date the Environmental Deed of Warranty is available for completion

4.	The date the Contractors Warranty is available for completion

5.	the date the Landlord approves any application for Tenant’s alterations as referred to and subject to the provisions of paragraph 3 of Schedule B made at least five working days prior to the Certificate Date

6.	the date the Landlord and Tenant’s Representative agree the Gross External Area of the building part of the Premises under Clause 12 or the date of the Experts determination of any dispute over such area if appropriate

“Construction Documents”

means collectively the Appointments, the Building Contract, the Contractor Deed of Warranty, the Deeds of Warranty, the Environmental Deed of Warranty and the Sub-Contractor Warranty

“Contractor”

means the party appointed by the Landlord to be the contractor pursuant to the Building Contract

“the Contractor Deed of Warranty”

means a warranty substantially in the form of Annexure 5 to be granted to the Tenant by the Contractor

“Deposit Deed”

means the deed pursuant to which the Tenant shall deposit with the Landlord a sum equivalent to six months of the Rent together with a sum equivalent to Value Added Tax thereon such deed to be in the form of Annexure 6

“Deeds of Warranty”

means warranties substantially in the form of Annexure 7 to be granted to the Tenant by the Professional Team

“Environmental Consultant”

means WSP Environmental Limited of Buchanan House 24-30 Holborn London EC1N 2HS

“Environmental Deed of Warranty”

means a warranty substantially in the form of Annexure 8 to be granted to the Tenant by the Environmental Consultant

“Landlord’s Solicitors”

means Nabarro Nathanson of Lacon House 84 Theobald’s Road London WC1X 8RW (Ref: JP/TNP/S2884/959)

“Lease”

means the Lease of the Premises for a term (“the Term”)of twenty years commencing on the Certificate Date at the Rent payable from the Rent Commencement Date with five yearly rent reviews at the expiration of every consecutive fifth year of the said term such lease to be in the form of Annexure 9

“Licence to Alter”

means the licence authorising the Tenant to make the Tenant Fit Out Works to the Premises such licence to be in the form of Annexure 10

“Long Stop Date”

means 22nd September 2007

“Other Rent”

means all sums payable as rent pursuant to the Lease other than the Rent

“Mechanical and Electrical Engineer”

means Kier Building Services Engineers or the person appointed by the Landlord or the Contractor to act in the capacity of Mechanical and Electrical Engineer and approved by the Tenant such approval not to be unreasonably withheld or delayed

“Power Supply Agreement”

means the agreement for the supply of power to the Premises of even date and made between Slough Heat and Power Limited (1) and the Tenant (2)

“Premises”

means the land and building known as Building 2 Buckingham Avenue Trading Estate Slough Berkshire as the same are more particularly described in the Lease

“Professional Team

means the Architect the Structural Engineer the Mechanical and Electrical Engineer

“Project Manager”

means an employee appointed by the Landlord to act in the capacity of a project manager

“Rent”

means the yearly rent determined pursuant to clause 12 of this agreement and payable under the Lease

“Rent Commencement Date”

means the date being sixteen months from and including the Certificate Date in respect of the Rent and the Certificate Date in respect of the Other Rent

“Report”

means the environmental report Ref: 12040267/002 dated April 2004 undertaken by the Environmental Consultant

“Representative”

means the person or persons appointed from time to time by the Tenant to be its project manager for the purposes of this Agreement and whose identity shall have been notified in writing to the Landlord

“Structural Engineer”

means John Tooke & Partners Limited or the person appointed from time to time by the Landlord or the Contractor to act in the capacity of the Structural Engineer and approved by the Tenant such approval not to be unreasonably withheld or delayed

“Sub-Contractor Warranty”

means a warranty substantially in the form of Annexure 11 to be granted to the Tenant by a sub-contractor undertaking a design obligation pursuant to clause 3.3

“Target Area”

means 77,737 square feet ( 7,221.9 square metres)

“Target Date”

means 21st May 2007

“Tenant’s Solicitors”

means Druces & Attlee of Salisbury House London Wall London EC2M 5PS (Reference 61/55/10432.5)

“Tenant’s Variation Form”

means the form recording a Variation (as defined in paragraph 3 to Schedule A) to the Works in the form of Annexure 12

“Tenants Fit Out Works”

means the works to be carried out by the Tenant at its own expense in accordance with the provisions of Schedule B

“Tenant’s Warehouse Works”

Means the works to be carried out to the warehouse part of the Premises by the Tenant at its own expense in accordance with the provisions of Schedule B

“Value Added Tax”

means Value Added Tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature which may be substituted for or levied in addition to it

“Works”

means the works which are to be carried out at the Premises by the Contractor and which are briefly described in the Building Documents and which are to be carried out pursuant to and with regard to the provisions of Schedule A to provide a warehouse with ancillary offices of approximately 77,737 square feet gross external area (excluding the gross external area of the second floor plant room and the gross external area of the staircase from the first floor to the said plant room)

1.1	The clause headings in this Agreement (except for the definitions) are for ease of reference and are not to be used for the purposes of construing this agreement.

1.2	References in this Agreement to clause numbers or schedules or paragraphs in schedules mean the clauses of or schedules to or paragraphs in schedules to this agreement.

1.3	Obligations undertaken by more than one person are joint and several obligations.

1.4	Words importing persons include firms, companies and corporations and vice versa.

1.5	Words importing one gender will be construed as importing any other gender.

1.6	Words importing the singular will be construed as importing the plural and vice versa.

1.7	Unless otherwise specified, a reference to legislation is to that legislation as consolidated, amended or re-enacted from time to time and includes all orders, regulations, consents, licences and bye-laws made or granted under such legislation and references to legislation generally are to all legislation (local, national and supra-national) having effect in relation to the Premises.

1.8	Where any act is prohibited no party will permit or omit to do anything which will allow that act to be done.

1.9	Where any party agrees to do something it will be deemed to fulfil that obligation if it procures that it is done.

1.10	Where any notice, consent, approval, permission or certificate is required to be given by any party to this agreement such notice, consent, approval, permission or certificate must be in writing and will not constitute a valid notice, consent, approval, permission or certificate for the purpose of this agreement unless it is in writing.

1.11	References in this agreement to the Standard Conditions are to the Standard Commercial Property Conditions (First Edition).

2.	DEPOSIT

The Tenant shall pay to the Landlord on the date hereof the sum of £248,904.15 which the Landlord shall hold in accordance with and subject to the terms and conditions of the Deposit Deed notwithstanding the Deposit Deed will not be completed until the Completion Date but provided that the said sum shall be returned to the Tenant with interest if this agreement is terminated under clause 12.4 or 16

3.	WORKS AND ACCESS

3.1

Subject to obtaining all Approvals the Landlord shall procure the execution of the Construction Documents in substantially the forms annexed hereto and to procure the carrying out of the Works in accordance with the provisions relating thereto as specified in Schedule A. In the event of any material alteration to the Construction Documents being requested, the Landlord shall submit written particulars thereof to the Tenant for its approval, such approval not to be unreasonably withheld. Such approval or notice that approval is withheld shall be given to the Landlord within 10 working days after written particulars are submitted. Any dispute as to whether or not such approval is unreasonably withheld shall be referred for determination in accordance with clause 15

3.2	The Landlord will procure that the Works until the Certificate Date are insured against the Insured Risks (as defined in the Lease) and in such manner as provided for in the Lease and in the event that the Works or any part or parts thereof are destroyed or damaged the Landlord shall comply with its obligations under the Lease as if the Lease had been granted

3.3	The Tenant shall have the right to make representations in respect of the appointment of any sub-contractors appointed by the Contractor. No sub-contractor undertaking a design obligation relating to floor slab, frame, mechanical and electrical engineering services shall be appointed except on terms that the sub-contractor shall enter into a deed of warranty in respect of such design in substantially the terms of the Sub-Contractor Warranty. The Sub-Contractor Warranty shall provide for appropriate professional indemnity insurance cover in the case of the floor slab and frame elements and appropriate product liability insurance cover in respect of the other design elements. The Landlord will use all reasonable endeavours to obtain product guarantees for cladding/roofs and lifts

3.4	The Landlord shall prior to the Certificate Date provide to the Tenant for approval full details of the professional indemnity cover in respect of the Contractor, Professional Team and Environmental Consultant

3.5	The Building Contract shall not be subject to assignment by the Landlord save in the event of any insolvency of the Landlord

3.6	If during the carrying out of the Works any pollution or contamination of the Premises is found which is additional to that referred to in the Report the Landlord at its own expense shall procure the removal/neutralisation of the same in accordance with Environmental Agency Recommendations and as approved by the Representative such approval not to be unreasonably withheld or delayed and to the reasonable satisfaction of the Environmental Consultant and the Environmental Deed of Warranty shall be varied to cover the further pollution/contamination.

3.7	Within the period of thirty days after the Certificate Date the Landlord shall provide the Tenant with a complete and detailed “as built” specification and related drawings in respect of the Works both in paper form and on computer disc and all instruction and operation manuals for all plant and machinery in the Premises

3.8	The Landlord shall procure the issue by the Architect of the Access Certificate as soon as reasonably possible and shall permit early access to the Premises in accordance with and where the provisions of Schedule B shall apply

3.9	The Landlord will provide a copy of the Access Certificate to the Tenant on the day it is issued in Email format the Tenant having supplied to the Landlord the relevant Email address with a hard copy thereof to be forwarded by first class post within 48 hours of issue of the Access Certificate

4.	GRANT OF THE LEASE

4.1	Upon the Completion Date the Landlord shall:-

4.1.1	grant the Lease and the Licence to Alter and the Tenant shall accept the said Lease and the Licence to Alter and

4.1.2	the parties shall enter into the Deposit Deed

4.1.3	on completion the definition in the Lease of “Term” “Commencement Date” “Rent” “Rent Commencement Date” and “Review Dates” shall be completed so as to correspond to the provisions contained in clause 1

4.2	The Lease Deposit Deed and the Licence to Alter and Counterparts thereof shall be prepared by the Landlord’s Solicitors and shall be executed respectively by the Landlord and the Tenant

4.3	Completion shall take place at the offices of the Landlord’s Solicitors or at such other place in London or Slough as they shall reasonably require

4.4	If the Tenant has not provided full details of its works for the purpose of the Licence to Alter 14 days prior to the Completion Date completion of such Licence shall take place within 14 days of the Landlord’s Solicitors submitting the engrossment of a Counterpart Licence to Alter.

4.5	On the Completion Date the Tenant shall pay to the Landlord such sum which when added together with the sum paid pursuant to clause 2 represents the Deposit (as defined in the Deposit Deed)

5.	RESTRICTIONS

5.1	“Restrictions” means all matters affecting the Premises or its use registered or capable of registration as local land charges and all notices charges orders resolutions demands proposals requirements regulations restrictions agreements directions or other matters affecting the Premises or its use or affecting the Works served or made by any local or other competent authority or otherwise arising under any statute or any regulation or order made under any statute

5.2	The Premises shall be demised subject to all (if any) Restrictions affecting the Premises (whether in existence at the date of this Agreement or arising at any later date)

5.3	No representation is made or warranty given by the Landlord as to whether any restrictions exist or as to the permitted use of the Premises for planning purposes

6.	REPRESENTATIONS

6.1	Save as provided in paragraph 6.2 hereof no agent adviser or other person acting for the Landlord has at any time prior to the making of this Agreement been authorised by the Landlord to make to the Tenant or to any agent adviser or other person acting for the Tenant any representation whatever (whether written oral or implied) in relation to the Premises or to any matter contained or referred to in this Agreement

6.2	Any statement made in writing by the Landlord’s Solicitors to the Tenant’s Solicitors prior to the making of this Agreement in reply to an inquiry made in writing by the Tenant’s Solicitors was made with the authority of the Landlord

7.	NON-ASSIGNMENT

7.1	The Tenant may not assign charge or otherwise deal in any way with the benefit of this Agreement in whole or in part except to a group company of the Tenant and the Landlord shall not be obliged to grant the Lease to any person other than the Tenant or a group company of the Tenant (with the Tenant acting as a Guarantor to the assignee in the same manner as provided for in the Third Schedule to the Lease) which in either case in the reasonable opinion of the Landlord is able to comply with covenants of the Tenant in this Agreement and the Lease subject to obtaining the prior written approval of the Landlord such approval not to be unreasonably withheld or delayed

Provided always that:

7.2	if the Lease shall not have been granted by reason of any act neglect or default of the Landlord within 3 months after the Certificate Date then the Tenant shall be entitled subject to obtaining the prior approval of the Landlord (such approval not to be reasonably withheld or delayed) to assign its interest under this Agreement and its right to the grant of the Lease to an Assignee which if the Lease had been granted would have qualified to be an Assignee of the Lease and

7.3	The Tenant shall be entitled to charge its interest under this Agreement and its right to the grant of the Lease by way of a charge for the purposes of raising finance to enable the Tenant to meet its obligations under this Agreement.

8.	NOTICES

8.1	In this clause

8.1.1	“the Landlord’s Address” means the address of the Landlord shown on the first page of this agreement or such other address as the Landlord may from time to time notify to the Tenant as being its address for service for the purposes of this Agreement

8.1.2	“the Tenant’s Address” means the address of the Tenant shown on the first page of this Agreement or such other address as the Tenant may from time to time notify to the Landlord as being its address for service for the purpose of this Agreement

8.2	Any notice or other communication given or made in accordance with this Agreement shall be in writing and given in accordance with Section 196 of the Law of Property Act 1925 (as amended) or by first class post (in respect of which receipt thereof will be deemed to be the day following the posting of the same) and shall be forwarded as applicable to the Landlord’s Address or the Tenant’s Address

9.	EXECUTORY AGREEMENT

9.1	This Agreement is an executory agreement only and shall not operate or be deemed to operate as a demise of the Premises

9.2	Save as provided for in Schedule B the Tenant shall not be entitled to occupation or possession of the Premises prior to the Certificate Date but shall have possession of the Premises from the Certificate Date and from such date shall observe and perform all the covenants and conditions contained in the Lease as if the same had already been granted

9.3	Upon the earlier of the possession by the Tenant of the Premises or the Certificate Date in the event the Lease not having been completed the Tenant will pay to the Landlord on demand a licence fee equal to the rents and other payments which would have been payable by the Landlord to the Tenant had the Lease been granted (subject always to the Rent Commencement Date) provided that for the purposes of this clause 9.3 access to the warehouse part of the Premises shall not constitute possession of the Premises

9.4	The Landlord shall be entitled to all remedies by distress action or otherwise for recovering any monies due or for breach of obligation by the Tenant as if the Lease had been completed

10.	NON-MERGER ETC

All the provisions of this Agreement shall (to the extent that they remain to be observed and performed) continue in full force and effect notwithstanding completion of the Lease

11.	DEFECTS AND WARRANTIES

11.1.1	The Landlord agrees with the Tenant to procure the making good of at its own expense any defects shrinkages or other faults that arise in the Premises within 12 months of the Certificate Date (and are notified in writing by the Tenant to the Landlord during such period) which are due to faulty design, supervision of the Works, materials or workmanship not in accordance with the Building Contract or this Agreement or to frost occurring before the first anniversary of the Certificate Date or other failure of the Building Contractor to comply with its obligations under the Building Contract. Any such works shall be undertaken at the expiry of the said 12 month period, unless the defect is such that it impacts upon the use of the Premises by the Tenant whereupon the Landlord will procure that any such works are carried out as soon as reasonably possible. The Landlord shall make good or procure the remedying by the Building Contractor of all defects and/or incomplete items referred to in any supplementary or snagging list referred to in the Certificate and/or required to be carried out by the Landlord whether as part of its certification arrangements in relation to the Premises or otherwise.

11.1.2	If the Landlord shall fail to comply with its obligations under this clause then the Tenant may remedy the breach and all proper costs and expenses in connection therewith shall be paid by the Landlord to the Tenant within 10 days of demand.

11.1.3	The provisions of this clause shall be without prejudice to any other provisions of this agreement and to any other claims rights of action or remedies which the Tenant might have at common law or otherwise.

11.2	The Landlord shall provide to the Tenant prior to the Completion Date of the Lease with Deeds of Warranty from the Professional Team and the Contractor Deed of Warranty and any Sub-Contractor Warranties Provided Always that if the Tenant elects to complete without all such warranties being available the Landlord shall procure completion of those outstanding and shall provide the environmental deed of Warranty as soon as possible following the carrying out by the Environmental Consultant of its post construction audit report and until such warranties are completed the Landlord shall assume the liability in respect of any warrantor until the relevant warranty has been completed

11.3	The Environmental Consultant shall prior to the Certificate Date provide a warranty or letter upon which the Tenant is entitled to rely upon confirming all pollution and contamination identified by the Report has been dealt with in accordance with Environmental Agency recommendations

12.	AREA AND RENT

12.1	Not less than ten days prior to the Certificate Date (as estimated at the relevant time by the Project Manager) the building part of the Premises shall be measured on site by the Landlord and the Representative in accordance with the Code of Measuring Practice

12.2	The Landlord and the Representative shall measure the gross external area of the building part of the Premises by way of square feet and square metres and shall agree the resultant figures which

12.2.1	shall be inserted in the relevant part of the First Schedule to the Lease

12.2.2	in the case of the square foot measurement (which shall have deducted therefrom the gross external area of the second floor plant room and the gross external area of the staircase from the first floor to the said plant room) multiplied by the sum of £10.90 shall represent the initial yearly rent (until varied) but where such sum shall not exceed £847,333

12.3	If the gross external area of the building part of the Premises exceeds the Target Area the Lease shall be amended to provide at rent review that the revised rent is to be assessed on the building part of the Premises as though it were the Target Area.

12.4

If the gross external area (excluding the gross external area of the second floor plant room and the gross external area of the staircase from the first floor to the said plant room) is less than 96% of the Target Area or more than 105% of the Target Area then within ten working days of the date of agreement or determination of the gross external area the Tenant shall be entitled but not obliged to determine this Agreement by serving notice on the Landlord and on actual receipt of such notice this Agreement shall determine but without prejudice to any pre-existing breach of the terms of this Agreement

12.5	The Landlord and the Representative at the time of measuring the building part of the Premises pursuant to clause 12.2 shall agree the final form of the First Schedule to the Lease

13.	ENTIRE UNDERSTANDING

13.1	This Agreement embodies the entire understanding of the parties and there are no other arrangements between the parties relating to the subject matter of this Agreement

13.2	No amendment or modification shall be valid or binding on any party unless

13.2.1	it is made in writing

13.2.2	refers expressly to this Agreement

13.2.3	it is signed by the party concerned or its duly authorised representative

14.	STANDARD CONDITIONS

14.1	The Standard Conditions shall apply hereto in so far as the same are not inconsistent with the provisions hereof and are applicable to the grant of a lease save that Standard Conditions 3.1.1, 3.1.2,3.4,4.1.2, 4.2, 4.5.2, 4.5.3 and 5.1 do not apply

15.	EXPERT DETERMINATION

15.1	Save as otherwise provided for in this Agreement any dispute or difference which shall arise between the parties as to the construction of this Agreement or as to the respective rights duties and obligations of the parties under or as to any other matter arising out of or connected with the subject matter of this Agreement shall if either the Landlord or the Tenant so requires at any time by notice served on the other (“the Notice”) be referred to the decision of an expert (“the Expert”)

15.2	The Expert shall be appointed by agreement between the Landlord and the Tenant or if within 5 working days after service of the Notice the Landlord and the Tenant have been unable to agree then on the application of either the Landlord or the Tenant by such one of the following as the Landlord and the Tenant shall agree to be appropriate having regard to the nature of the dispute or difference in question:

15.2.1	the President for the time being of the Law Society

15.2.2	the President for the time being of The Royal Institute of British Architects

15.2.3	the President for the time being of The Royal Institution of Chartered Surveyors or (in each such case) the duly appointed deputy of such President or any other person authorised by him to make appointments on this behalf

15.3	If within 10 working days after service of the Notice the Landlord and the Tenant have been unable to agree which of the persons referred to in paragraph 15.2 is appropriate to appoint the Expert then the Expert shall be appointed on the application of either the Landlord or the Tenant by the President for the time being of the Law Society or his duly appointed deputy or any other person authorised by him to make appointments on his behalf

15.4	The costs of the Expert shall be determined by the Expert but in the event of any failure to determine the same the costs shall be borne in equal shares by the parties

15.5	One party may pay the costs required to be borne by another party if they remain unpaid for 21 days after they become due and then recover these and ant incidental expenses incurred from the other party on demand

16.	CRITICAL DATE LONG STOP DATE

If the Works have not commenced on site by the Critical Date or if the Certificate Date has not been achieved by the Long Stop Date then provided that the Tenant has not entered the Premises and taken occupation or possession thereof the Tenant shall be entitled to determine this Agreement by serving written notice to that effect on the Landlord whereupon this Agreement shall absolutely determine but without prejudice to any rights that either party may have against the other for any antecedent breach of the terms and conditions of this Agreement

17.	EXCLUSION OF THIRD PARTY RIGHTS

Each party confirms that no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement

18.	CONSTRUCTION DOCUMENTS

Save where the same are part of the Health and Safety File (which is to be provided to the Tenant pursuant to paragraph 6 of Schedule A) the Landlord shall on the Completion Date or before where practicable supply certified copies to the Tenant of the Building Contract the Appointments and all other relevant documentation relating to the Works

19.	THE REPRESENTATIVE

19.1	The Landlord shall make available a portakabin or similar accommodation (the “Portakabin”) on the site of the development for use by the Representative and the reasonable cost of which shall be borne by the Tenant and any invoice in this respect shall be paid within 14 days of written demand

19.2	The Tenant shall procure that all damage caused to the Portakabin by the Representative is made good at its own expense

19.3	The Representative shall only use the Portakabin in relation to the Works and the Tenant’s Fit Out Works and for no other purpose

19.4	The Landlord shall not be obliged to provide any facilities of whatsoever nature in respect of the Portakabin except a power supply and make available on the site of the development the use of a portaloo

19.5	The use of the Portakabin shall be subject to such reasonable regulations as the Contractor may reasonably require

AS WITNESS the hands of the parties hereto the day and year first before written

SCHEDULE A

Provisions relating to the Works

1.	CARRYING OUT OF WORKS

1.1	Subject to obtaining all necessary Approvals the Landlord will procure the carrying out of the Works at its expense and procure that the same are carried out in a good and workmanlike manner and with good quality materials of their type and kind in accordance with the Approvals and the Building Documents.

1.2	The Landlord shall indemnify the Tenant against all fees charges and other payments whatever which may at any time be payable to any local or other competent authority in respect of the carrying out of the Works

1.3	The Landlord shall procure that the Tenant and the Tenant’s Representative shall

1.3.1	be kept fully informed of the progress of the Works

1.3.2	be supplied with copies of all architect’s written instructions in respect of any material variation or addition to or omission from the Works

1.3.3	be given reasonable prior notice of all progress and fortnightly liaison meetings

1.3.4	have the right to attend such meeting

1.3.5	be supplied with copies of site meeting minutes and

1.3.6	be informed forthwith of any delay which is likely to delay the Access Date or the Certificate Date

1.4	The Landlord shall procure any landscaping works required as part of the Works shall be completed and carried out within one planting season following the Certificate Date in the course of carrying out of the Works and that any contract in relation to landscaping shall provide for a maintenance period of 12 months from the date of completion thereof

1.5	The Landlord shall procure

1.5.1	The Building Contractor will maintain insurance of the Works up to the Certificate Date in accordance with the provisions of the Building Contract.

1.5.2	That in the event the Works or any part thereof at any time are destroyed or damaged the Works and the Premises are rebuilt and reinstated and as soon as practicable

1.6	The Landlord warrants to and undertakes with the Tenant

1.6.1	Reasonable skill and care will be and has been exercised in the design and supervision of the selection of materials and goods for and the standards of workmanship in connection with the Works and

1.6.2	Reasonable skill and care will be exercised so as to ensure that the mechanical and electrical works forming part of the Works will perform so as to meet their design criteria as described in the Specification

2.	REVIEW OF WORKS

2.1	The Representative:

2.1.1	may at reasonable times on giving reasonable prior notice to the Project Manager view the state and progress including the monitoring of the Works and make representations to the Landlord in respect thereof

2.1.2	shall have the right to call for a site meeting once per calendar month to discuss the progress of the Works and attend all other site meetings as an observer only without being entitled to make any representations

2.1.3	shall not in the exercise of his rights under this paragraph interfere with the carrying out of the Works nor shall the Representative be entitled to view the Works unless accompanied by a representative of the Landlord or the Project Manager or a representative of the Contractor

2.1.4	may at any time (other than as provided for in paragraph 2.1 2) make representations relating to the following:

(a)	the detailed critical bar chart programme showing the sequence of operation in the design procurements and construction of the building part of the Premises

(b)	the procurement schedule showing the last day by which materials accord with the main construction programme are to be ordered, reserved or notice given to supplier or manufacturers.

(c)	Landlord’s instructions (in its capacity as employer), variations and orders and with minutes of progress and team meetings.

(d)	copies of the Contractor’s insurance as required under the Building Contract.

(e)	copies of soil and site investigations reports, including environmental assessments.

(f)	copies of all construction drawings and drawings issued to accompany variation orders to include architectural, engineering, M and E specialist sub contract drawings and the like

(g)	documentation (where available) relating to compliance with all statutory matters relating to the Works and in any case the Project Manager shall have regard to and shall take account of the same but in the event that no comment is received from the Tenant or the Representative within five working days of receipt of any of the above the Tenant shall be deemed to have accepted the position and therefore approved the same

3.	VARIATIONS TO WORKS

3.1	“Variation” means any amendment to or departure from the Building Documents and the details of the Works contained therein whether it be by way of alteration addition or omission

3.2	The Landlord shall be entitled at any time to make a Variation to the Works where necessary to comply with any lawful requirement of any local or statutory authority or comply with building regulations or the like and the Landlord shall notify the Tenant of such Variation within 10 working days and such variation shall be implemented only with the prior consent of the Tenant which shall not be unreasonably withheld or delayed

3.3	The Tenant may make a written request for variations to the Works at any time subject to 3.5 below prior to the Certificate Date and Subject to paragraph 3.3.1 within ten working days of receipt of such request from the Tenant the Landlord shall advise the Tenant in writing as to whether or not the Variation is agreed and if it is agreed shall at the same time supply details of any costs to be incurred or saved including fees profit and overheads (“Costed Variation”) for the Variation together with details of any period by which the Landlord considers that the issue of the Certificate will be delayed as a result of the Variation.

3.3.1	If the Landlord considers that any Variation requested by the Tenant is of a nature that it is unable to supply the Costed Variation within the ten day period referred to in paragraph 3.3 the Landlord shall supply within 7 days of the Tenant’s request for a Variation its estimate of the amount of time it will take to provide the Tenant with the Costed Variation and shall use all reasonable endeavours to provide the same to the Tenant within the said estimated period

3.4	Within five working days of receipt of the Costed Variation the Tenant shall advise the Landlord in writing as to whether or not the Costed Variation is agreed and following confirmation of agreement between the parties that the Costed Variation is agreed the Landlord shall implement the Variation at the relevant time

3.4.1	The Tenant shall pay to the Landlord the agreed sum if it is a cost to the Landlord or the Landlord shall pay to the Tenant the agreed sum if it is a saving to the Landlord in each case pursuant to the Costed Variation within fourteen days of receipt of a written demand applicable thereto

3.4.2	If the Costed Variation is not agreed the Landlord shall not carry out the Variation

3.5	Notwithstanding the provisions of this Paragraph 3 the Tenant shall not be entitled to request any Variation two months prior to the Target Date that would create in aggregate with any other Variation of the Tenant a delay in the Certificate being issued by a period greater than 14 days from the date it would have been achieved but for any Variations

3.6	In respect of this paragraph 3 where the Landlord agrees to a Variation the parties shall at all times comply with the provisions of the Tenant’s Variation Form which shall be completed prior to the carrying out of any Variation save and except in the event of paragraph 3.2 hereof when the provisions of this paragraph 3.6 shall not apply

3.7	If a Variation is requested by the Tenant and put into effect by the Landlord and such Variation causes or is likely to cause a delay in completion of the Works then prior to the issue of the completed and signed Tenant’s Variation Form the parties shall agree upon the Certificate Date upon which apart from the Variation the Works would otherwise have been completed and such date shall be deemed to be the Certificate Date for the purposes of the definition of Rent Commencement Date unless varied by any further Variation and such date shall be inserted in the Tenant’s Variation Form and further the parties shall agree and record a revised Target Date to take account of the delay caused by the Variation

4.	TIME FOR COMPLETION OF WORKS

4.1	The Landlord shall use all reasonable endeavours to procure that:

4.1.1	completion of the Works occurs by the Target Date

4.1.2	the Access Date occurs within 6 weeks of the date hereof; and

4.1.3	the Access Certificate is issued not earlier than 8 weeks nor later than 4 weeks before the issue of the Certificate

In the event that the Architect awards an extension of time to the Contractor pursuant to the Building Contract then the Target Completion Date shall be extended by the same period as the extension of time awarded under the Building Contract PROVIDED FURTHER no extension of time shall be granted where there has been a default on the part of the Tenant or the Representative has delayed in responding within a reasonable time in dealing with any matter where his approval is required pursuant to any provision contained in this Agreement.

4.2	In respect of any delay arising at any time pursuant to this clause or otherwise the Landlord shall notify the Tenant of the same and if any dispute arises in this respect the matter shall be referred to an Expert pursuant to clause 15 of this Agreement

4.3	If at the Target Date the Certificate Date has not been achieved (subject to any extension of the Target Date having regard to the provisions of paragraphs 3.7, 4.1 and 4.2 of this Schedule A) the rent free period to be granted to the Tenant in respect of the Rent shall be extended by one month for each whole week of delay in the issue of the Certificate

5.	PRACTICAL COMPLETION

5.1	“Certificate” means a certificate to be issued by the Architect certifying that the Works have been Practically Completed in accordance with the provisions of the Building Contract and the provisions of clause 5.3 shall apply

5.2	“Certificate Date” means the date on which the Certificate is issued in respect of the Premises

5.3	When the Works shall have been substantially and practically completed (“completed” being construed without reference to any minor works of an unfinished nature which would normally be the subject of a building contractor’s snagging list (“Snagging Items”)) in accordance with this Agreement (“Practically Completed”) the Landlord shall procure that the Architect shall issue the Certificate and a copy together with a list of Snagging Items shall forthwith be sent to the Tenant

5.4	The Landlord shall procure that at least ten working days before the Architect proposes to issue the Certificate he shall notify the Representative of his proposal to issue the same and permit the Representative to accompany the Architect on inspection of the Works and together they shall prepare a snagging list and the Representative shall be entitled to make representations and the Architect shall have regard thereto

5.5	The Landlord shall procure that the Architect provides to the Tenant a copy of the Certificate as soon as it has been issued.

5.6	Any dispute relating to the issue or otherwise of the Certificate shall be referred to an Expert pursuant to clause 15 of this Agreement

6.	CDM REGULATIONS

6.1	The Landlord has agreed with the Tenant that it will act as the client for the purposes of the Construction (Design and Management) Regulations 1994 (“the CDM Regulations”) in respect of the whole of the design and construction of the Works and that the Landlord will accordingly issue a declaration to that effect under Regulation 4 of the CDM Regulations as soon as reasonably practicable after the date of commencement of the Works

6.2	On or within thirty days of the Completion Date the Landlord will without charge provide the Tenant with a copy of the health and safety file in respect of the Works which the Landlord shall procure has been prepared in accordance with the requirements of the CDM Regulations 1994 (“the CDM Regulations”).

6.3	Following the Certificate Date or if sooner the date the Tenant enters the warehouse part of the Premises for the purposes of undertaking the Tenant’s Fit Out Works the Tenant shall appoint its own contractor and planning supervisor pursuant to the CDM Regulations in respect of the Tenant’s Works

SCHEDULE B

Tenant’s Warehouse Works

1.	As from the Access Date the Tenant shall be entitled to enter the Premises and to carry out and complete as soon as conveniently practicable the Tenant’s Warehouse Works

2.	The Tenant’s occupation of the Premises shall be as licensee subject to and with the benefit of the same exceptions reservations rights (including the same right to relief as a lessee has to relief from forfeiture as granted by Section 146 of the Law of Property Act 1925) agreements and covenants as would have applied if the Lease had been granted except in so far as the same are inconsistent with the terms of this Agreement.

3.	Prior to the Access Date the Tenant shall provide to the Landlord full and sufficient details of the Fit Out Works and Tenant’s Warehouse Works for approval by the Landlord such approval not to be unreasonably withheld or delayed

4.	The Tenant may at its own expense carry out and complete the Tenant’s Warehouse Works:

4.1	in a good and workmanlike manner and with sound materials of their respective kinds

4.2	in accordance with the said plans and specification

4.3	using reasonable endeavours not to obstruct or interfere with the carrying out of the Works

4.4	to the reasonable satisfaction of the Project Manager in all respects

5.	If at any time any breach by the Tenant of its obligations herein relating to the manner of the carrying out of the Tenant’s Warehouse Works causes or in the reasonable opinion of the Landlord will cause delay in completion of the Works then in such event the Landlord shall give notice to the Tenant of his opinion with reasons and shall request the Tenant agree a new Target Date which would otherwise have been such date but for such delay and in the event of the parties within 7 days of receipt of such notice by the Tenant failing to agree upon such Target Date the matter shall be referred to the President for the time being of the Royal Institute of British Architects for the appointment of the Expert having regard to the provisions of clause 15 and the decision of the Expert shall be final and binding on the parties. The Landlord shall have the right to serve any number of notices pursuant to this clause

6.	For the purposes of the rent review provisions of the Lease the Tenant’s Fit Out Works and any agreed Costed Variations carried out at the Tenant’s expense under part A hereof shall be disregarded for the purposes of any review of the rent

EXECUTED as a DEED by SLOUGH	)
TRADING ESTATE LIMITED	)

in the presence of:	)

Director

Director/Secretary

EXECUTED as a DEED by INTERCONNECT	)
EXCHANGE LIMITED acting by:	)

Director

Director/Secretary